Exhibit 99.1

FOR IMMEDIATE RELEASE

ALLSTON, MA

September 21, 2007

New England Realty Associates (AMEX: NEN) Announces Resignations of Thomas Raffoul and
Edward A. Sarkisian from the Board of Directors of the General Partner.

ALLSTON, Mass., September 21, 2007 — On September 21, 2007, Thomas Raffoul and Edward A. Sarkisian resigned as members of the board of directors of NewReal, Inc., the general partner (the “General Partner”) of New England Realty Associates Limited Partnership.  The board of directors of the General Partner will promptly begin the process of identifying and evaluating candidates to fill the vacancies created by the resignations of Messrs. Raffoul and Sarkisian.  Ronald Brown, President and a director of the General Partner, said, “We thank Tom and Ed for their years of service with the company and wish them success in their future endeavors.”